Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2013, by and between Health Net, Inc., a Delaware corporation (the “Company”), with its principal place of business located at 21650 Oxnard Street, Woodland Hills, California 91367, and Scott D. Law (“Executive”). This Agreement amends and restates the Prior Agreement (as defined below) in its entirety.

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated October 20, 2011 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein, and to supersede the Prior Agreement in all respects effective as of the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the following covenants, conditions and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:
1.Duties and Salary.
A.    Duties. Effective as of March 7, 2013 (the “Effective Date”), Executive’s title shall be Health Care Services Officer, but may be changed at the discretion of the Company to a title that reflects a similarly situated senior executive position. Executive shall report directly to James E. Woys, Executive Vice President and Chief Operating Officer of the Company, but Executive’s reporting relationship may be changed from time to time at the discretion of the Company. Executive’s duties and responsibilities are to provide oversight and strategic direction to, and be accountable for the design, coordination and managed care effectiveness and cost efficiency of, Medical Management and Provider Contracting for all health plans except Federal Services. However, the Company reserves the right to assign Executive other duties as needed and to change Executive’s duties from time to time on reasonable notice, based on Executive’s skills and the needs of the Company. In the event that Executive performs any such additional duties, Executive shall not be entitled to an increase in compensation beyond that specified in this Agreement.

B.    Salary. Executive will be paid a base salary at the annual rate of $509,000, which salary will be paid on a pro-rated bi-weekly basis, less applicable withholdings (“Base Salary”), covering all hours worked. Generally, Executive’s Base Salary will be reviewed annually, but the Company reserves the right to change Executive’s compensation from time-to-time. Pursuant to the charter of the Compensation Committee of the Company’s Board of Directors (the “Committee”), any adjustment to Executive’s compensation must be made with the approval of the Committee and, in the event that Executive constitutes one of the top two (2) highest paid executive officers of the Company, with the ratification of the Company’s Board of Directors.
A.    Disclosure of Personal Compensation Information. As an “executive officer” of the Company (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)), information regarding Executive’s employment arrangements with the Company, including, among other things, the terms of this Agreement and any stock option agreement, restricted stock agreement, restricted stock unit agreement, performance share agreement and/or severance agreement Executive enters into with the Company from time to time (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) and/or other regulatory organizations upon the occurrence of certain triggering events. Such triggering events include, but are not limited to, the execution of this Agreement and any amendments thereto, changes in Executive’s Base Salary, any annual incentive payment (whether in the form of cash or equity) awarded to Executive (in the past or after the date hereof), and the establishment of performance goals under the Company’s incentive plans. Executive’s execution of this Agreement will serve as Executive’s acknowledgement that Executive’s Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, NYSE or otherwise as necessary.
2.    Adjustments and Changes in Employment Status. Executive understands that the Company reserves the right to make personnel decisions regarding Executive’s employment, including, but not limited to, decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including Termination (as defined below), consistent with the needs of the business of the Company.
For purposes of this Agreement, the capitalized terms “Termination” and “Terminate,” shall mean Executive’s Separation from Service (as defined below) from the Company. A “Separation from Service” with respect to Executive shall mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) or any regulation that supersedes such regulation.

3.    Protection of Proprietary and Confidential Information. Executive agrees that Executive’s employment creates a relationship of confidence and trust with the Company with respect to Proprietary and Confidential Information (as defined below) of the Company learned by Executive during Executive’s employment.
A.    Executive agrees not to directly or indirectly use or disclose any of the Proprietary and Confidential Information of the Company or any of its affiliates at any time except in connection with the services Executive provides to such entities. “Proprietary and Confidential Information” shall mean trade secrets, confidential knowledge, data or any other proprietary or confidential information of the Company or any of its affiliates, or of any customers, members, employees or directors of any of such entities, but shall not include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Executive by the Company or (ii) becomes publicly known and made generally available after disclosure to Executive by the Company other than as a result of a disclosure by Executive in violation of this Agreement. By way of illustration but not limitation, “Proprietary and Confidential Information” includes: (i) trade secrets, documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to any such entity’s business; (ii) confidential marketing information including without limitation marketing strategies, customer and client names and requirements, services, prices, margins and costs; (iii) confidential financial information; (iv) personnel information (including without limitation employee compensation); and (v) other confidential business information.
B.    Executive further agrees that at all times during Executive’s employment and thereafter, Executive will keep in confidence and trust all Proprietary and Confidential Information, and that Executive will not use or disclose any Proprietary and Confidential Information or anything related to such information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company.
C.    All Company property, including, but not limited to, Proprietary and Confidential Information, documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary and Confidential Information, provided to Executive by the Company or any of its affiliates or produced by Executive or others in connection with Executive’s providing services to the Company or any of its affiliates shall be and remain the sole property of the Company or its affiliates (as the case may be) and shall be returned promptly to such appropriate entity as and when requested by such entity. Executive shall return and deliver all such property upon termination of Executive’s employment, and Executive may not take any such property or any reproduction of such property upon such termination.
D.    Executive recognizes that the Company and its affiliates have received and in the future will receive information from third parties which is private, proprietary or confidential information subject to a duty on such entity’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that during Executive’s employment, and thereafter, Executive owes such entities and such third parties a duty to hold all such private, proprietary or confidential information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out Executive’s work for such entities consistent with such entities’ agreements with such third parties, and not to use it for the benefit of anyone other than for such entities or such third parties consistent with such entities’ agreements with such third parties.
E.    Executive’s obligations under this Section 3 shall continue after the Termination of Executive’s employment and any breach of this Section 3 shall be a material breach of this Agreement.
4.    Physical Exam. Beginning in 2013, Executive shall be required, on an annual basis, to undergo a physical examination and to send evidence that Executive has undergone such exam (but in no case the results of such exam) to the Senior Vice President of Organization Effectiveness. The

Company shall reimburse Executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by Executive’s health insurance plan.
5.    Representations and Warranties of Executive.
A.    No Violation; No Conflicts. Executive represents and warrants to the Company that the entering into of this Agreement and Executive’s performance of Executive’s duties hereunder, will not violate any agreements with, or trade secrets of, any other person or entity. Executive further represents and warrants that Executive does not have any relationship or commitment to any other person or entity that might be in conflict with Executive’s obligations to the Company under this Agreement, including but not limited to outside employment, sales broker relationships, investments or business activities. Executive understands and agrees that while employed by the Company Executive is expected to refrain from engaging in any outside activities that might be in conflict with the business interests of the Company. In addition, Executive represents and warrants to the Company that Executive has not shared with or disclosed to, and will not share with or disclose to, the Company any proprietary or confidential information of Executive’s previous employers or any other third party.
B.    Legal Proceedings. Executive represents and warrants to the Company that Executive has not been arrested, indicted, convicted or otherwise involved in any criminal or civil action or legal matter that could affect Executive’s ability to perform Executive’s duties hereunder or that may have a negative impact on the Company, its reputation or its operations. Executive agrees, to the extent permitted by applicable law, to notify the Company’s Senior Vice President of Organization Effectiveness immediately in the event that Executive becomes party to any criminal or civil action or other legal matter in the future that could have an affect on the foregoing representation.
6.    Executive Benefits.
A.    Employee Benefit Programs. Executive shall be eligible to participate in the Company’s various employee benefit programs and plans in place from time to time in accordance with their terms, as long as Executive remains employed by the Company and Executive meets the applicable participation requirements. These benefit programs and plans currently include paid time off (“PTO”), holidays, group medical, dental, vision, term life, and short and long term disability insurance and participation in the Company’s 401(k) plan, tuition reimbursement plan and deferred compensation plan. The Company or its subsidiaries or affiliates may modify, terminate or amend any benefit or plan in its discretion, retroactively or prospectively, subject only to applicable law.
B.    Required Insurance. Executive will be covered by workers’ compensation insurance and state disability insurance, as required by state law.
C. Fringe Benefits. Executive will be entitled to such fringe benefits and perquisites as are provided by the Company from time to time, in accordance with the Company’s policies, practices and procedures, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide. Without limiting the generality of the foregoing, Executive will be entitled to be reimbursed up to the amount of $5,000 per year for documented costs incurred for personal financial counseling services provided to Executive, including tax preparation, as long as Executive remains employed by the Company.
A.    Incentive Bonus. Executive will be eligible to participate in the Health Net, Inc. Management Incentive Plan, or such other Company bonus plan that may be in effect from time to time, in accordance with the terms of such plan, which provides Executive with a target bonus for each plan year equal to 80% of Executive’s Base Salary as additional compensation according to the terms of such plan. The actual bonus payment will range from 0% to 200% of target depending upon the actual results achieved. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the MIP or such other bonus plan that may be in effect from time to time.
B.    Expenses. Subject to and in accordance with the Company’s written policies for business and travel expenses, Executive will receive reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties pursuant to this Agreement.
7.    Equity Grants; Stock Ownership Requirement.
A.    Future Equity Grants. Any future equity grants made to Executive will be granted under one of the Company’s Long-Term Incentive Plans, and will be subject to the terms of such plan and of the agreement executed in connection with such grant. Any future equity grants to Executive will be made at the discretion of the Committee.
B.    Company Stock Ownership Requirement. In accordance with the Executive Officer Stock Ownership Policy adopted by the Board of Directors of the Company, as may be amended from time to time (the “Executive Stock Ownership Policy”), Executive is currently required to own “Qualifying Shareholdings” (as defined in the Executive Stock Ownership Policy) having a value of one time (1x) Executive’s Base Salary in effect from time to time pursuant to this Agreement (the “Stock Ownership Requirement”). The number of Qualifying Shareholdings Executive is required to own will be calculated based on the average NYSE closing price per share of the Company’s Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for the most recently completed fiscal year of the Company.
Using Executive’s current Base Salary of $509,000 and a stock price of $28.46, which is the average closing price per share of the Company’s Common Stock for the fiscal year ended December 31, 2012, Executive’s current Stock Ownership Requirement is 17,884 (“Target Amount”). The Target Amount is subject to change from time to time based on (1) changes in the average closing price per share of the Company’s Common Stock on an annual basis, (2) any changes in Executive’s Base Salary made pursuant to and in accordance with Section 1(B) of this Agreement, and (3) any changes under the terms of the Executive Stock Ownership Policy.

Under the Executive Stock Ownership Policy as currently in effect, to the extent that Executive has not achieved the Stock Ownership Requirement, Executive must hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award (including long-term incentive) plans, as such term is defined in the Executive Stock Ownership Policy.

The Committee expects that Executive will make reasonable progress toward Executive’s Stock Ownership Requirement. Executive will be notified on an annual basis of any changes in Executive’s Target Amount.

8.    Term of Employment. Executive’s employment with the Company is at the mutual consent of Executive and the Company. Nothing in this Agreement is intended to guarantee Executive’s continuing employment with the Company or employment for any specific length of time. Accordingly, either Executive or the Company may terminate the employment relationship at any time and for any reason whatsoever (or for no reason), subject to certain notice requirements, to the extent applicable, as set forth herein. Upon Termination of Executive’s employment for any reason, in addition to any other payments that may be payable to Executive hereunder, Executive (or Executive’s beneficiaries or estate) shall be paid (in each case to the extent not theretofore paid) within thirty (30) days following Executive’s date of Termination (or such shorter period that may be required by applicable law): (a) Executive’s annual Base Salary through such Termination date, (b) accrued but unused PTO, (c) reimbursable expenses incurred by Executive prior to the Termination date and (d) amounts to which Executive may be entitled through such Termination date under any other compensatory plan, arrangement or program payment in accordance with the terms thereunder. This Agreement constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.
9.    Termination of Employment/Severance Pay.
A.    Termination Without Cause Not Following Change in Control. If Executive’s employment is Terminated by the Company without “Cause” (as defined in Section 9(D) below) at any time that is not within two (2) years after a “Change in Control” (as defined below) of Health Net, Inc., Executive will be entitled to receive, within thirty (30) days following the Termination of Executive’s employment, provided that Executive signs and delivers prior to the expiration of such (30) day period, and does not revoke or attempt to revoke, a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, as may be revised by the Company from time to time, which is incorporated into this Agreement by reference, (i) a lump sum cash payment equal to twelve (12) months of Executive’s Base Salary in effect immediately prior to the date of Executive’s Termination, and (ii) the continuation, under COBRA, of Executive’s medical, dental and vision benefits (as maintained for Executive’s benefit immediately prior to the date of Executive’s Termination) (the “Benefits”) for Executive and Executive’s dependents for a period of twelve (12) months following the effective date of Executive’s Termination, with premium payments paid by the Company on Executive’s behalf as they become due, provided, that Executive properly elects to continue those benefits under COBRA.
For purposes of this Agreement, “Change in Control” is defined as any of the following which occurs subsequent to the Effective Date:
(i)    Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than Health Net, Inc. or any of its subsidiaries, or any employee benefit plan sponsored by Health Net, Inc. or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Health Net, Inc. representing twenty percent (20%) or more of the combined voting power of the outstanding securities of Health Net, Inc. which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Health Net, Inc.’s securities) (the “Securities”);
(ii)    As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of Health Net, Inc. immediately prior to such transaction cease to constitute a majority of the Board of Directors of Health Net, Inc. (or any successor corporations) immediately after such transaction;
(iii)    Health Net, Inc. is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of Health Net, Inc., as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction:
(iv)    A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of Health Net, Inc.;
(v)    Health Net, Inc. transfers substantially all of its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc.; or
(vi)    Health Net, Inc. enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc. and such management agreement extends hiring and firing authority over Executive to an individual or organization other than Health Net, Inc.
B.    Termination Without Cause or For Good Reason Following Change in Control. If at any time within two (2) years after a Change in Control of Health Net, Inc. Executive’s employment is Terminated by the Company without Cause or Executive Terminates Executive’s employment for “Good Reason” (as defined below) (by giving the Company at least fourteen (14) days prior written notice of the effective date of Termination), then Executive will be entitled to receive, within thirty (30) days following the Termination of Executive’s employment, provided that Executive signs and delivers prior to the expiration of such thirty (30) day period, and does not revokes or attempt to revoke, a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, as may be revised by the Company from time to time, which is incorporated into this Agreement by reference, (i) a lump sum payment equal to twelve (12) months of Executive’s Base Salary in effect immediately prior to the date of Executive’s Termination, and (ii) the continuation, under COBRA, of Benefits for Executive and Executive’s dependents for a period of twelve (12) months following the effective date of Executive’s Termination with premium payments made by the Company on Executive’s behalf, provided, that Executive properly elects to continue those benefits under COBRA, and provided, further, that in the event the Company requests, in writing, prior to such voluntary Termination by Executive for Good Reason that Executive continue in the employ of the Company for a period of time up to 90 days following such Change in Control, then Executive shall forfeit such severance allowance if Executive voluntarily leaves the employ of the Company prior to the expiration of such period of time.

For purposes of this Agreement, the term “Good Reason” means any of the following which occurs, without Executive’s consent, subsequent to the effective date of a Change in Control as defined above:
(i)    A substantial reduction in the scope of Executive’s authority, duties or responsibilities with the Company, except in connection with the Termination of Executive’s employment for Disability (as defined below), normal retirement or Cause or by Executive voluntarily other than for Good Reason;
(ii)    A material reduction by the Company in Executive’s base compensation (i.e., Executive’s Base Salary and/or target annual bonus) as in effect immediately prior to any such reduction;
(iii)    A relocation of Executive to a work location more than fifty (50) miles from Executive’s work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for Executive based on Executive’s residence immediately prior to such relocation; or
(iv)    The failure of the Company to obtain an assumption agreement from any successor contemplated under Section 12 of this Agreement;
provided, however, that (a) Executive provides written notice to the Company of the existence of the condition described above within ninety (90) days of the initial existence of the condition, (b) the Company fails to cure such condition within thirty (30) days after receipt of such written notice, and (c) the date of Executive’s Termination occurs no later than seventy-five (75) days after the initial occurrence of the event constituting Good Reason, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).
C.    Voluntary Termination. Notwithstanding anything to the contrary in this Agreement, whether express or implied, Executive may at any time Terminate Executive’s employment for any reason by giving the Company fourteen (14) days prior written notice of the effective date of Termination. In the event that Executive voluntarily Terminates employment with the Company (except for Good Reason within two (2) years after a Change in Control of Health Net, Inc., as described in Section 9(B) hereof), then Executive shall not be eligible to receive any payments or continuation of Benefits set forth in this Section 9).
A.        Termination by the Company for Cause. The Company may Terminate Executive’s employment for “Cause” at any time with or without advance notice. In the event of such Termination, Executive will not be eligible to receive any of the payments set forth in Section 9(A) or 9(B) above. For purposes of this Agreement, a Termination for “Cause” is defined as: (i) an act of dishonesty causing harm to the Company or any of its affiliates, (ii) the material breach of either the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) or any policy or procedure developed and published by the Company regarding compliance or ethics related to the Code of Conduct, (iii) habitual drunkenness or narcotic drug addiction, (iv) conviction of, or entry by Executive of a guilty or no contest plea to, the commission of a felony or a misdemeanor involving moral turpitude, (v) willful refusal to perform or gross neglect of the duties assigned to Executive, (vi) the willful breach of any law that, directly or indirectly, affects the Company or any of its affiliates, (vii) a material breach by Executive following a Change in Control of those duties and responsibilities of Executive that do not differ in any material respect from Executive’s duties and responsibilities during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or any of its affiliates and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (viii) breach of Executive’s obligations hereunder (or under any Company policy) to protect the proprietary and confidential information of the Company or any of its affiliates.
B.    Termination Due to Death or Disability. In the event that Executive’s employment is Terminated at any time due to Executive’s death or “Disability” (as defined below), Executive (or Executive’s beneficiaries or estate) shall be entitled to receive, provided Executive (or Executive’s beneficiaries or estate, as applicable) signs a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, as may be revised by the Company from time to time, which is incorporated into this Agreement by reference, (i) continuation of Executive’s Benefits for a period of twelve (12) months from the date of Termination and (ii) a lump sum payment equal to twelve (12) months of Executive’s Base Salary in effect immediately prior to the date of Executive’s Termination, to be paid within thirty (30) days following Executive’s Termination of employment. For purposes of this Agreement, a Termination for “Disability” shall mean a Termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
10.    Withholding. All payments required to be made by the Company hereunder to Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.
11.    Restrictive Covenants.

A.    Non-Competition. Executive hereby agrees that, during (i) the six (6)-month period following a Termination of Executive’s employment with the Company that entitles Executive to receive severance benefits under this Agreement or a written agreement with or policy of the Company or (ii) the twelve (12)-month period following a Termination of Executive’s employment with the Company that does not entitle Executive to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Restricted Period”), Executive shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below) in any geographic area in which the Company or any of its affiliates operate (the “Market Area”), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon Executive to reveal, to make judgments on or otherwise use or disclose any confidential business information or trade secrets of the business of the Company or any of its affiliates to which Executive had access during Executive’s employment with the Company. For purposes of this Section, “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.
B.    Non-Solicitation. In addition, Executive agrees that, during the applicable Restricted Period following Termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, (i) solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its affiliates at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his/her relationship with the Company or any of its affiliates or to accept employment by, or enter into a business relationship with, Executive or any other entity or person or (ii) solicit, interfere with or otherwise contact any customer or client of the Company or any of its affiliates.
C.    Modification of Restrictions. It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 11 are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.
D.    Injunction Rights. Executive also acknowledges that the services to be rendered by Executive to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company or any of its affiliates, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by Executive of any of the provisions contained in this Section 11 will cause the Company or any of its affiliates irreparable injury. Executive therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section 11 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.
12.    Successors; Binding Agreement.
A.    Survival Following Merger, Consolidation or Asset Transfer. This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
B.    Survivor’s Assumption of Agreement. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 12, it will cause any successor or transferee to unconditionally assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were Terminated without Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of Termination.
C.    Enforceability. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.
13.    Limitation on Payments.
A.    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 9 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A (as defined below), (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to the Company’s Common Stock that are exempt from Section 409A, (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any stock option or other equity award with respect to the Company’s Common Stock that are exempt from Section 409A, and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any stock option or other equity award with respect to the Company’s Common Stock that are exempt from Section 409A.

B.    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
14.    Section 409A of the Internal Revenue Code. It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”) and the Agreement shall be interpreted, construed and administered as to so comply with, or be exempt from, Section 409A. Notwithstanding anything to the contrary herein, the Company and Executive agree to the provisions set forth in this Section 14 in order to comply with, or be exempt from, the requirements of Section 409A
A.    If Executive is a “specified employee” (as determined under the Company’s Specified Employee Policy as in effect from time to time, or, in the absence of such policy, within the meaning of Section 409A) with respect to the Company, any non-exempt non-qualified deferred compensation that is subject to Section 409A and otherwise payable to or in respect of Executive in connection with Executive’s Separation from Service pursuant to this Agreement shall be delayed until the earlier of (i) the expiration of six (6) months measured from the date of Executive’s Separation from Service, or (ii) the date of Executive’s death. Any amount, the payment or benefit of which is delayed by application of the preceding sentence, shall be paid as soon as possible following the expiration of such period.
B.    All incentive bonus payments described in Section 6(D) shall be paid to Executive, to the extent earned, in no event later than the last day of the “applicable 2-1/2 month period”, as such term is defined in Treasury Regulation Section 1.409A-1(b)(4)(i)(A) with respect to such payment’s treatment as a “short-term deferral” for purposes of Section 409A.
C.    With respect to the Company’s reimbursement obligations under Sections 6(C) and 6(E) hereof and the provision of Benefits to Executive, (i) in no event shall any such reimbursements or in-kind benefits be made or provided later than the last day of Executive’s taxable year following the taxable year in which the fee or expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).
D.    The Company and Executive agree to cooperate in good faith in an effort to comply with Section 409A. Under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A. To the extent payments and benefits under this Agreement are subject to Section 409A, and such payments and benefits do not so comply, the Company shall amend this Agreement, or take such other actions as the Company deems reasonably necessary or appropriate, to comply with Section 409A. If any provision of the Agreement would cause such payments and benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.
15.    Company Policies. Executive’s employment with the Company is subject to the terms and conditions contained in the Company’s Associate Policies, including those located on HR Link, which can be accessed through the Company’s intranet site, as in effect from time to time (the “Associate Policies”), the content of which is incorporated by reference herein. Executive shall be required to read, understand and comply with the Associate Policies.
16.    Compensation Recovery (Clawback). Notwithstanding anything in this Agreement to the contrary, any compensation payable to Executive under this Agreement that constitutes “Incentive Compensation” (as such term is defined under the Company’s Compensation Recovery Policy, as such policy may be amended from time to time (the “Compensation Recovery Policy”)) shall be subject to the terms and conditions of the Compensation Recovery Policy.
17.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected and the parties shall use their best efforts to find an alternative way to achieve the same result.
18.    Integrated Agreement. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, including the Prior Agreement. It constitutes the full, complete and exclusive agreement between Executive and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by Executive and the Chief Executive Officer of the Company and approved by the Board of Directors of the Company (or the Committee or its delegate, if permitted by the Committee’s charter). The Company acknowledges and agrees that nothing contained herein shall be deemed to supercede, amend or otherwise modify the terms of the Indemnification Agreement dated March 7, 2013 between Executive and the Company.
19.    Waiver. No waiver of any default hereunder shall operate as a waiver of any subsequent default. Failure by either party to enforce any of the terms or conditions of this Agreement, for any length of time or from time to time, shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

20.    Notices. All notices and communications required or permitted hereunder shall be in writing and shall be deemed given (a) if delivered personally, (b) upon confirmation of receipt by the sender after being sent by electronic mail, (c) one (1) business day after being sent by Federal Express or a similar commercial overnight service, or (d) three (3) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:
If to the Company:    Health Net, Inc.
    21650 Oxnard Street, 22nd Floor
    Woodland Hills, CA 91367
    Attention: General Counsel
If to Executive:    Scott D. Law
21650 Oxnard Street, 23rd Floor
Woodland Hills, CA 91367

21.    Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.
22.    Survival and Enforcement. Sections 3, 8, 9, 11, 12, 13, 14 and 16 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or a Termination of Executive’s employment. The parties agree that the Company would be damaged irreparably in the event any provision of Sections 3, 11 and 12 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).
23.    Acknowledgement. Executive acknowledges that Executive has had the opportunity to discuss the content of this Agreement with and obtain advice from Executive’s attorney, have had sufficient time to and have carefully read and fully understood all of the provisions of this Agreement, and Executive is knowingly and voluntarily entering into this Agreement. Executive further acknowledges that Executive is obligated to become familiar with and comply at all times with all written policies of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.
Executive    Health Net, Inc.
By:    /s/ Scott D. Law                                 By:    Karin D. Mayhew
Name: Scott D. Law        Name: Karin D. Mayhew
Title: Health Care Services         Title: SVP, Organization Effectiveness
Officer

cc:    Angelee Bouchard
Karin Mayhew
    Debbie J. Colia/Scott D. Law Personnel File

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This WAIVER AND RELEASE OF CLAIMS (this “Release” or “Agreement”) is made and entered into by and between Health Net, Inc. and its affiliates and subsidiaries (hereinafter referred to as the “Company”) and____________ (hereinafter referred to as the “Employee”).

WHEREAS, the Company and Employee are entering into this Release as a condition to Employee’s receipt of severance pay upon his or her termination of employment with the Company.

NOW, THEREFORE, the Company and Employee agree as follows:

1.
Employee’s employment with the Company shall terminate on ___________ (the “Termination Date”). Following termination of employment, Employee shall not represent to anyone that he or she is an employee of the Company and shall not say or do anything purporting to bind the Company. For purposes of this Release, Employee will terminate employment only if such termination constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and the “Termination Date” shall mean the date of Employee’s “separation from service.”

2.	Upon Employee’s acceptance of the terms set forth herein as evidenced by Employee’s signature below and upon expiration of any revocation period, the Company shall provide Employee with the following benefits and payments, subject to the terms and conditions set forth in this Release:

a.    Employee shall be entitled to receive a lump sum severance payment under the terms of Employee’s employment agreement or an applicable Company severance policy (as in effect from time to time) in the amount of $______ (which is equal to ____ months of Employee’s monthly base salary in effect as of the Termination Date), subject to withholding for payroll taxes and applicable deductions. The severance payment shall be made on the payday for the payroll period beginning after the effective date of this Release, and in no event later than March 15 following the calendar year in which the Termination Date occurs.

In the event that the Company rehires Employee and the number of months between Employee’s Termination Date and the date of his or her re-hire, if any, is less than the number of months of Employee’s monthly base salary was taken into account to calculate his or her lump sum severance payment, then the Employee shall repay to the Company an amount equal to the amount of his or her severance payment multiplied by a fraction, the numerator of which is the number of months set forth above on which the severance payment was based, minus the number of months (any partial month will be prorated) during which the Employee was unemployed, and the denominator of which is the number of months on which the severance payment was based (e.g. if an employee receives three months of severance pay and is re-hired by the Company two months after his or her Termination Date, he or she will be required to repay to the Company an amount equal to one month of severance pay.) In addition, upon re-hire the COBRA premium benefits set forth in Section 2(d) will cease.

In further consideration for the Employee's acceptance of this Waiver and Release of Claims Agreement, the Company will provide outplacement services to the Employee rendered by Lee Hecht Harrison per the Company's outplacement service program in effect as of the date of this Agreement. The Employee must enroll in the outplacement service program with Lee Hecht Harrison within sixty (60) days of the Employee’s Termination Date in order to be eligible to receive these outplacement service benefits. To the greatest extent applicable, such outplacement services shall be provided in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”) in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(A). In the event that the outplacement services constitute nonqualified deferred compensation subject to Section 409A of the Code, the outplacement services shall be provided in a manner that complies with Section 409A of the Code and the provisions of Section 23 hereof.

b.
Subject to Section 2(c) hereof, by signing below, Employee confirms and agrees that as of the Termination Date, Employee has been paid, or will be paid in his or her final regular paycheck (subject to withholding for taxes and applicable deductions), all accrued salary, unused, accrued Paid Time Off, and other similar payroll related benefits and compensation due the Employee as of the Termination Date by virtue of his or her employment, in keeping with the Company’s policy and practice. Subject to Section 2(c) hereof, Employee further acknowledges that no other compensation or wages are due and owing to Employee, and no further Paid Time Off or other benefits will accrue after the Termination Date.

c.
Employee’s participation in all Company employee benefit plans as an active employee shall cease on the Termination Date, and Employee shall not be eligible to make contributions to or to receive additional Company contributions under the Health Net, Inc. 401(k) Associate Savings Plan (the “401(k) Plan”), or to make any deferrals pursuant to any deferred compensation plan of the Company after the Termination Date. All payments due Employee under employee benefit plans or arrangements in which Employee participates, including without limitation, the 401 (k) Plan and any deferred compensation plan of the Company, shall be paid to Employee pursuant to the terms and provisions of such plans. If, immediately prior to the Termination Date, Employee participates in any Company employee welfare benefit plan, Employee’s participation in such plan shall continue on the same terms and conditions, including the same co-payment terms, until 11:59 p.m. (Pacific Time) on the last day of the month in which the Termination Date occurs.

d.
Effective as of the first day of the month immediately following the month in which the Termination Date occurs, Employee and Employee’s spouse and dependents who are covered under the Company’s employee welfare benefit plan which is a group health plan immediately prior to the Termination Date shall be eligible to elect to continue coverage under such plan, as required under and in accordance with Part VI (“COBRA”) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If the appropriate COBRA election forms are completed, signed and returned by the applicable deadlines established by the Company, the Company shall pay on the Employee’s behalf the full cost of the COBRA coverage for group health plan and dental and vision benefits under such plan until the earlier of (i) the end of ______ months from the Termination Date and (ii) the date Employee becomes eligible for coverage under a plan of another employer. If, upon the termination of the Company’s payment of such COBRA coverage, Employee continues to be entitled under federal law to receive COBRA coverage, then any such coverage shall be available to Employee, solely at Employee’s expense, at the full COBRA coverage rates then in effect. COBRA election forms will be mailed to Employee’s home address under separate cover. To the greatest extent applicable, such continued health coverage shall be provided in a manner that is exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

3.
Employee acknowledges and agrees that the payments and benefits set forth in Sections 2(a) and (d) above are payments and benefits to which Employee is not otherwise entitled, and Employee understands that if he or she does not sign this Release, or if he or she revokes acceptance of this Release, Employee shall not be entitled to these payments and benefits.

4.
In return for the consideration set forth in Sections 2(a) and (d) above, Employee freely and voluntarily hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers and affiliates (and each of their respective beneficiaries, successors, representatives and assigns) (collectively, “Affiliates”) from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory or recovery, and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company and/or its Affiliates, including without limitation claims which may have arisen or may in the future arise in connection with any event that occurred on or before the date of Employee’s execution of this Release.

These claims include but are not limited to claims arising under federal, state, and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1875, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining

Notification Act (“WARN”), the Corporate and Criminal Fraud Accountability Act of 2002 (“Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the California Fair Employment and Housing Act, the California Labor Code, the California Constitution (all as amended) or claims arising out of any legal restrictions on the Company’s right to terminate its employees. Also included in the release is a release of the right to file an application for award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

5.	Employee enters this Release on his or her own behalf and on behalf of his or her heirs, beneficiaries, successors, representatives, trustees, administrators and assigns.

6.
Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. Employee makes this waiver with full knowledge of his or her rights and with specific intent to release both his or her known and unknown claims and therefore specifically waives the provision of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law (collectively, “Section 1542”), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

7.
To the extent permitted by law, Employee agrees that Employee shall not encourage, cooperate in, or initiate any suit or action of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his or her employment with the Company. Employee represents that he or she has not, to date, initiated (or caused to be initiated) any such suit or action. However, this agreement does not apply if Employee is required to participate by legal process or other requirement, provided that Employee gives the Company notice when such process is served on the Employee. This Agreement also does not apply to any challenge by Employee to the validity of any release herein of ADEA claims nor to any to suit or action brought by Employee to assert such a challenge.

8.	This Release does not waive rights or claims under federal or state law that Employee cannot waive by private agreement, including, but not limited to, those he or she may have under the California Labor Code (including indemnification rights), the Employee’s right to file a claim for unemployment benefits, worker’s compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regards to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA). Additionally, nothing in this Release precludes Employee from participating in any investigation or proceeding before any federal or state agency, or governmental body, including the Equal Employment Opportunity Commission. However, while Employee may file a charge and participate in any such proceeding, by signing this Release, Employee waives any right to bring a lawsuit against the Company, and waives any right to any individual monetary recovery in any such proceeding or lawsuit or in any proceeding brought based on any communication by Employee to any federal, state or local government agency or department.

9.
In addition, Employee shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Employee’s employment with the Company or its predecessors or affiliates for which the Company requests Employee’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Employee’s other material business and personal obligations and commitments.

10.
Employee agrees he or she shall return to the Company immediately upon termination of employment any building key(s), security pass or other access or identification cards and any and all Company property in his or her possession, including but not limited to any books, documents, credit cards, computer equipment, software, mobile phones or data files. Employee agrees to submit all expense accounts and to pay promptly the outstanding balance on each corporate credit card that the Company previously issued to Employee.

11.
Employee shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any Confidential Information, trade secret or proprietary information he or she acquired during the course of his or her employment by the Company. “Confidential Information,” for purposes of this Agreement, includes any information not previously published or generally in the public domain. Confidential information, trade secrets and proprietary information includes without limitation, any technical, actuarial, economic, financial, procurement, provider, enrollee, customer, underwriting, contractual, managerial, marketing or other information of any type regarding the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain. Employee also agrees that he or she shall not without the Company’s written consent by an authorized representative, directly or indirectly use the Company’s trade secret information, including but not limited to customer lists, to solicit business of any customers of the Company (other than on behalf of the Company).

12.
In addition to any other part or term of this Release, Employee agrees that he or she shall not, for a period of one (1) year from the date of this Agreement, regardless of the reason for Employee’s termination of employment, without the Company’s written consent by an authorized representative, on his or her own behalf or on behalf of any other person, either directly or indirectly, solicit, recruit, encourage or induce any employee, agent, provider, vendor or independent contractor with whom Employee became acquainted during the course of employment to terminate such a person’s or entity’s relationship with the Company or to associate with a competitor of the Company. The prohibitions of this paragraph are not intended to deny employment opportunities within the Employee’s field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition.

13.
Employee acknowledges and agrees that any developments or discoveries by Employee during the course of his or her employment with the Company through the date of execution of this Release resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then- current business of the Company shall be for the sole benefit of the Company.

14.
Employee further agrees and acknowledges that in exchange for the consideration identified in Sections 2 (a) and (d) above, he or she shall not make any disparaging comments and/or statements to anyone either orally or in writing about the Company and/or its employees.

15.
Nothing contained herein shall be construed as an admission of any wrongful act, including, but not limited to, violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Release.

16.
If there is any dispute between the Company and the Employee over the terms or obligations under this Release, that dispute shall be resolved by binding arbitration before a single neutral arbitrator who shall be a retired judge. The arbitration shall proceed in accordance with the then-current rules of the Commercial American Arbitration Association to the extent not inconsistent with this Release. The judgment of the arbitrator shall be final, binding and nonappealable, and may be entered in any state or federal court having jurisdiction thereafter. The arbitrator shall be bound to apply and follow the applicable state or federal laws in reaching a decision in this matter. Any disagreement regarding whether a dispute is required to be arbitrated pursuant to this Release shall be decided by the arbitrator. The Federal Arbitration Act, 9 U.S.C. Sections 1-16, shall govern the interpretation and enforcement of this paragraph. The prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred in any action to enforce or defend this Release.

Notwithstanding the above paragraph, the arbitration procedure does not apply to claims for injunctive relief to enforce the confidentiality provisions of Paragraph 11 of this Agreement. Employee acknowledges that in any such action, the prevailing party will be entitled to attorneys’ fees and costs.

17.
The parties further represent and agree that they will keep the terms, amounts and facts of this Release completely confidential, and that they will not hereafter disclose any information concerning this Release to anyone except their respective immediate family, attorneys or accountants or taxing authorities, except as may be required by law. Employee agrees that if Employee discloses this Release to anyone in his or her immediate family, his or her attorney(s), or his or her accountant(s), Employee will ensure that the individual to whom Employee discloses the Agreement understands that he or she is also subject to this confidentiality provision. Employee agrees that he or she is liable for any breach of this provision by his or her immediate family, attorney(s) or accountant(s), in the same manner and with the same consequences as if the Employee himself/herself had breached this provision.

18.
Should any part, term or provision of this Release be declared and/or be determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

19.
This Release contains the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. There may be no modification of the terms of this Release except in writing signed by the parties hereto.

20.
Employee acknowledges that he or she has had an opportunity to consult and be represented by counsel of Employee’s choosing in the review of this Release, and that he or she has been advised by the Company to do so, that the Employee is fully aware of the contents of the Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, and that Employee enters into this Release freely, without duress or coercion, and based on the Employee’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

21.
This Release shall in all respects be interpreted, enforced and governed under the laws of the State of California. The sole jurisdiction and venue for any action related to the subject matter of this Agreement shall be the state and federal courts sitting in ______ County. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

22.
In the event any part, term or provision herein is not enforceable in accordance with its terms, Employee and Company agree that such part, term or provision will be reformed to the minimum extent necessary to make such part, term or provision enforceable.

23.
To the extent that the outplacement services provided under Section 2(a) and/or the continued health benefits payable under Section 2(d) constitute non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) that is subject to Section 409A, such benefits shall be provided in a manner that complies with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv), including, without limitation, the following conditions: (i) the benefits payable in Employee’s taxable year may not affect such benefits that Employee is eligible to receive in another taxable year of Employee; (ii) the reimbursement of expenses or provision of in-kind benefits shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense or obligation is incurred; and (iii) such benefits shall not be subject to liquidation or exchange for another benefit.

24.
Employee has up to twenty-one (21) calendar days from the date he or she receives this document to consider and accept the terms of this Release, but may accept it at any time within those twenty-one (21) calendar days. Employee agrees that changes to the terms or form of this Release, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period. After twenty-one (21) calendar days have passed, this offer will expire.

Once Employee has accepted the terms of this Release, Employee will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, Employee must deliver or fax a letter of revocation addressed to: Organization Effectiveness Unit, attention __________________, _____________(title) ______________, (address). Such letter must be received by the addressee within said seven (7) calendar day period. If Employee properly revokes, this Release will become null and void, and Employee will receive no benefits under this Release. If Employee does not properly revoke, this Release will become effective on the eighth (8th) calendar day following the date on which Employee signs this Release in accordance with this Section 24.

EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) Employee has not relied upon any representations, written or oral, not set forth in this Release; (ii) at the time Employee was given this Release, Employee was informed in writing by the Company that: (a) Employee had at least 21 calendar days in which to consider whether Employee would sign the Release; and (b) Employee should consult with an attorney before signing the Release; (iii) Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney; and (iv) Employee executes this Release knowingly and voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.

Employee                        Health Net, Inc.

By:         By:    ____________________________
Name:                        Name:
Title:

Dated:         Dated: __________________________

NOTE: Please return your signed waiver and release to:
Organization Effectiveness Unit
Attention: (Name, Title)
(Address, City, State, Zip Code)